Exhibit 99.1

For Additional Information, Contact:

Jeremy Norton

Director, Investor Relations

OSI Systems, Inc.

12525 Chadron Ave.

Hawthorne CA 90250

Tel. (310) 349 2372

OSI SYSTEMS REPORTS SECOND QUARTER

FISCAL 2007 FINANCIAL RESULTS

•	Record Revenues of Approximately $137.5 Million

•	Record Backlog of Approximately $197 Million

•	Plan Initiated to Lower Cost Base – Targeting $15 -$17 Million in Annualized Savings

•	Company Records Non-Cash Pre-Tax Charges of Approximately $32 Million

HAWTHORNE, Calif. — (BUSINESS WIRE) — February 7, 2007—OSI Systems, Inc. (NASDAQ:OSIS), a vertically integrated provider of specialized electronics products for critical applications in the Security and Healthcare industries, today announced operating results for its second quarter and first half of fiscal 2007 ended December 31, 2006.

The Company reported record revenues of $137.5 million for the second quarter of fiscal 2007, an increase of 17% from the $117.1 million reported for the second quarter of fiscal 2006. The net loss for the second quarter of fiscal 2007 was ($20.6) million, or ($1.23) per diluted share, compared to net income of $85,000, or $0.00 per diluted share, for the second quarter of fiscal 2006.

For the first half of fiscal 2007 ended December 31, 2006, the Company reported revenues of $253.0 million, an increase of $34.0 million, or 16%, from $219.0 million for the first half of fiscal 2006. The net loss for the first half of fiscal 2007 was ($26.7) million or ($1.60) per diluted share, compared to a net loss of ($4.1) million, or ($0.26) per diluted share, for the first half of fiscal 2006.

The results for the second quarter and first half of fiscal 2007 include a non-cash pre-tax charge of approximately $21.5 million associated with the impairment of certain fixed and intangible assets as well as the recording of $10.3 million of additional inventory reserves, which is included in cost of goods sold, following a review of the Company’s product portfolio.

On January 24, 2007, the Company announced that it had initiated a plan to integrate recent acquisitions and rationalize its cost structure. The plan targets approximately $15 - $17 million of pre-tax annualized cost savings through a reduction of approximately 8% of its global workforce along with the consolidation of multiple facilities globally. The cost cutting measures have begun across all divisions within the Company and the Company expects to have these initial measures implemented by the conclusion of fiscal 2007. It is expected that these measures will positively impact results for the fourth quarter inclusive of anticipated severance and restructuring charges with the full benefit being realized in fiscal 2008.

Deepak Chopra, OSI Systems’ Chairman and CEO, stated, “While our overall business continues to show positive top line momentum, we have undertaken steps internally to improve our operations and profitability. This process was commenced at a time when we felt the business was in a position whereby these actions could be taken without impacting our ability to continue to grow the top line. This is an initial step of an ongoing process to achieve additional cost savings and to improve our operational performance across all divisions.”

The Company’s backlog as of December 31, 2006 was $197 million compared to $196 million as of September 30, 2006. The Security Division had a backlog of approximately $115 million as of December 31, 2006 compared to $115 million as of September 30, 2006.

Division Overview

The Company’s Security division reported record revenues for the second quarter of fiscal 2007 of $44.4 million, an increase of 46% when compared to the second quarter of the comparable prior period. The division reported an operating loss for the period of ($30.0) million including one-time non-cash charges of $31.2 million associated with the impairment of certain fixed and intangible assets as well as the recording of additional inventory reserves.

The Company’s Healthcare division reported revenues for the second quarter of $62.7 million, and an operating loss of ($1.4) million. Revenues for the division increased approximately 3% in the second quarter of fiscal 2007 compared to the second quarter of the prior comparable period, with the quarter benefiting from the acquisition of the Del Mar Reynolds diagnostic cardiology business completed in July 2006. This business contributed approximately $8.0 million of revenues in the second quarter which mitigated the impact of the division’s weak performance in the U.S. market. Despite the weakness, the U.S. patient monitoring bookings in the second quarter increased by 31% compared to the second quarter of fiscal 2006. Revenues and operating income for the division are expected to be significantly stronger in the third and fourth quarters of fiscal 2007.

The Company’s Optoelectronic division reported external revenues for the second quarter of $30.3 million, an increase of 18% when compared to the second quarter of the comparable prior period. The division reported operating income of $2.9 million including one-time non-cash charges of $0.6 million associated with the impairment of certain fixed assets as well as the recording of additional inventory reserves. Inter-company sales for the quarter were $9.2 million, an increase of $3.8 million, or 70% compared to $5.4 million in the second quarter of fiscal 2006.

Conference Call Information

OSI Systems, Inc. will host a conference call and simultaneous webcast over the Internet beginning at 7:00am PT (10:00am ET), today to discuss its results for the second quarter and first half of fiscal 2007. To listen, please log on to www.fulldisclosure.com or www.osi-systems.com and follow the link that will be posted on the front page. A replay of the webcast will be available shortly after the conclusion of the conference call at 12:00pm PT (3:00pm ET) until February 21, 2007. The replay can either be accessed through the Company’s website, www.osi-systems.com, or via telephonic replay by calling 1-888-286-8010 and entering the conference call identification number ‘95172396’ when prompted for the replay code.

About OSI Systems, Inc.

OSI Systems, Inc. is a vertically integrated designer and manufacturer of specialized electronic systems and components for critical applications. The Company sells its products in diversified markets, including homeland security, healthcare, defense and aerospace. The Company has more than 30 years of experience in electronics engineering and manufacturing and maintains offices and production facilities located in more than a dozen countries. It implements a strategy of expansion by leveraging its electronics and contract manufacturing capabilities into selective end product markets through organic growth and acquisitions. For more information on OSI Systems Inc. or any of its subsidiary companies, visit www.osi-systems.com.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include information regarding the Company’s expectations, goals or intentions about the future, including, the Company’s predictions about the size and effect of its cost-cutting measures, steps being taken to improve profitability and future revenues. The actual results may differ materially from those described in or implied by any forward-looking statement. In particular, there can be no assurance that cost-cutting measures will ultimately result in savings that are in line with current expectations, that the Company will achieve profitability or that future revenues predictions will ultimately prove accurate. Other important factors are set forth in our Securities and Exchange Commission filings. All forward-looking statements speak only as of the date made, and we undertake no obligation to update these forward-looking statements.

OSI SYSTEMS, INC. AND SUBSIDIARIES

Consolidated Statements of Operations

(in thousands, except share and per share data)

	Three Months Ended December 31,		Six Months Ended December 31,
	2006	2005	2006	2005
Revenues	$137,458	$117,138	$252,987	$219,008
Cost of goods sold	98,177	71,999	175,209	136,917

Gross profit	39,281	45,139	77,778	82,091

Operating expenses:
Selling, general and administrative	37,961	33,515	74,331	66,929
Research and development	11,215	8,700	21,473	17,431
Impairment, restructuring, and other charges	21,543	—	21,543	800
Other operating expenses	329	51	1,109	572

Total operating expenses	71,048	42,266	118,456	85,732

Income (loss) from operations	(31,767)	2,873	(40,678)	(3,641)

Interest expense	(1,267)	(399)	(2,281)	(950)
Interest income	95	69	236	89
Other income / (expense)	74	349	—	349

Income (loss) before provision for income taxes and minority interest	(32,865)	2,892	(42,723)	(4,153)
Provision (benefit) for income taxes	(12,106)	1,861	(15,285)	(996)
Minority interest	146	(946)	784	(946)

Net income (loss)	$(20,613)	$85	$(26,654)	$(4,103)

Diluted loss per share	$(1.23)	$0.00	$(1.60)	$(0.26)

Weighted average shares outstanding – diluted	16,747	16,491	16,708	16,270

Condensed Consolidated Balance Sheets

(in thousands)

	June 30, 2006	December 31, 2006
Assets
Cash and cash equivalents	$13,799	$12,153
Accounts receivable, net	119,419	131,946
Inventories	120,604	121,104
Other current assets	29,477	45,712

Total current assets	283,299	310,915
Non-current assets	119,774	125,952

Total	$403,073	$436,867

Liabilities and Stockholders' Equity
Bank lines of credit	$10,857	$27,146
Current portion of long-term debt	1,251	5,747
Accounts payable and accrued expenses	68,526	75,449
Other current liabilities	40,509	42,618

Total current liabilities	121,143	150,960
Long-term debt	5,483	28,222
Other long-term liabilities	17,769	19,534

Total liabilities	144,395	198,716
Minority interest	9,731	8,739
Shareholders' equity	248,947	229,412

Total	$403,073	$436,867

SEGMENT INFORMATION

(in thousands)

	Three Months Ended December 31,		Six Months Ended December 31,
	2006	2005	2006	2005
Revenues – by Segment Group:
Security Group	$44,388	$30,378	$85,435	$57,341
Healthcare Group	62,737	60,999	110,968	112,370
Optoelectronics and Manufacturing Group including intersegment revenues	39,590	31,128	73,868	58,904
Intersegment revenues elimination	(9,257)	(5,367)	(17,284)	(9,607)

Total	$137,458	$117,138	$252,987	$219,008

Operating income (loss) – by Segment Group:
Security Group	$(30,023)	$(651)	$(31,811)	$(3,844)
Healthcare Group	(1,350)	5,319	(5,613)	6,502
Optoelectronics and Manufacturing Group	2,923	2,581	6,734	3,783
Corporate	(3,826)	(4,293)	(10,145)	(10,115)
Eliminations	509	(83)	157	33

Total	$(31,767)	$2,873	$(40,678)	$(3,641)